Exhibit 99.2

ContraVir Pharmaceuticals Announces Pricing of Public Offering of Common Stock and Warrants

EDISON, N.J., April 25, 2017 (GLOBE NEWSWIRE) — ContraVir Pharmaceuticals, Inc. (“ContraVir”) (NASDAQ:CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, today announced the pricing of an underwritten public offering of common stock and warrants to purchase common stock, with anticipated gross proceeds of $12 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by ContraVir. ContraVir is offering 12,000,000 shares of its common stock and warrants to purchase 6,000,000 shares of its common stock at a combined offering price of $1.00. All of the shares and warrants are being offered by ContraVir. The shares of common stock and warrants will be issued separately.  The warrants will be exercisable beginning on the date of issuance for a period of five years from the issuance date at an exercise price of $1.25 per share. There is no established public trading market for the warrants and ContraVir does not expect a market to develop in the future.  The offering is expected to close on or about April 28, 2017, subject to customary closing conditions.  ContraVir intends to use the net proceeds from the sale of the securities to fund research and development activities, including ongoing clinical trials, and for working capital and other general corporate purposes, and possibly acquisitions of other companies, products or technologies, though no such acquisitions are currently contemplated.

Canaccord Genuity Inc. is acting as the sole book-running manager for the offering and Maxim Group LLC is acting as a co-manager for the offering.

The shares of common stock and warrants described above are being offered pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (SEC). A preliminary prospectus supplement and accompanying prospectus relating to the offering has been filed with the SEC and is available for free on the SEC’s website at www.sec.gov. A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering, when available, may also be obtained from Canaccord Genuity Inc., Attention: Equity Syndicate Department, 99 High Street, 12th Floor, Boston, Massachusetts 02110, by telephone at (617) 371-3900, or by email at prospectus@canaccordgenuity.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of ContraVir’s securities. No offer, solicitation or sale will be made in any state or other jurisdiction in which such offering, solicitation or sale would be unlawful.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The Company is developing two novel anti-HBV compounds with complementary mechanisms of action. One compound, TXL™ (formerly CMX157), is a highly potent analog of the successful antiviral drug Viread® (tenofovir disoproxil fumerate), and is currently in Phase 2a of development. TXL™ has demonstrated the potential for low, once-daily dosing and decreased systemic exposure compared to tenofovir, thereby potentially reducing renal and bone side effects. CRV431, the other anti-HBV compound, is a next-generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against HBV. ContraVir is also developing Valnivudine, an orally available nucleoside analogue prodrug; Valnivudine is currently in Phase 3 for the treatment of herpes zoster. In addition to direct antiviral activity, Phase 2 data suggest that Valnivudine has the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN). For more information visit www.contravir.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements relating to ContraVir’s expectations regarding the completion of the proposed public offering. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. ContraVir cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to the satisfaction of customary closing conditions related to the public offering. There can be no assurance that ContraVir will be able to complete the public offering on the anticipated terms, or at all. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2016 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya

Director of Investor Relations

sp@contravir.com; (732) 902-4028